 Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Select Funds of our report dated March 28, 2024, relating to the consolidated financial statements and consolidated financial highlights, which appear in American Beacon AHL Trend ETF’s (one of the series constituting American Beacon Select Funds) Annual Report on Form N-CSR for the period ended January 31, 2024. We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 24, 2024